EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Opsware, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-56762, 333-123116, 333-104904 and 333-133320) on Form S-8 of Opsware Inc. of our report dated May 10, 2006, with respect to the consolidated balance sheet of Creekpath Systems, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the Form 8-K/A of Opsware Inc. to which this consent is an exhibit.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

October 16, 2006